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                                                                    Exhibit 5(a)

May 14, 2003


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: EDO Corporation

Ladies and Gentlemen:

I am Vice President and General Counsel of EDO Corporation, a New York corporation (the "Corporation"). This Registration Statement on Form S-8 relates to an additional 250,000 shares of the Corporation's common stock which are to be reserved for issuance under the EDO Corporation 2002 Non-Employee Director Stock Option Plan (the "2002 NEDSOP") and an additional 650,000 shares of the Corporation's common stock which are to be reserved for issuance under the EDO Corporation 2002 Long-Term Incentive Plan (the "2002 LTIP"). The additional 250,000 shares under the 2002 NEDSOP and 650,000 shares under the 2002 LTIP (collectively the "Additional Shares"), were authorized for issuance by the Corporation's board of directors on February 5, 2002, and approved by the Corporation's shareholders at the Annual Meeting of Shareholders held on May 7, 2002.

The 2002 NEDSOP and the 2002 LTIP (collectively, the "Plans") provide that the Additional Shares may be, at the election of the Corporation, either shares held in the Corporation's treasury but not reserved for some other purpose or shares authorized but unissued.

I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and such other documents as I have deemed relevant as a basis for our opinion hereinafter expressed.

Based on the foregoing, I am of the opinion that up to 900,000 authorized but previously unissued Additional Shares which may be issued by the Corporation under the Plans, when issued and paid for in accordance with the terms of the Plans, will be legally issued, and such Additional Shares will be fully-paid and non-assessable.





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                                                                    May 14, 2003
                                              Securities and Exchange Commission
                                                                          Page 9


I hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8.

Very truly yours,

/s/ Lisa M. Palumbo

Lisa M. Palumbo


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